                          SHARE SUBSCRIPTION AGREEMENT

AGREEMENT made 4 June 1993
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PARTIES
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(1)    ACM (NEW ZEALAND) LIMITED a company duly incorporated in New Zealand and having its registered office at 15th Floor, National Mutual Centre, 37-41 Shortland Street, Auckland, New Zealand ("Subscriber")

(2) WAIHI FINANCING LIMITED a company duly incorporated in New Zealand and having its registered office at 171 Featherston, Street, Wellington, New Zealand ("Company")

(3) AMAX GOLD, INC. a company duly incorporated in Delaware, United States of America and having its principal office at 350 Indiana Street, Golden, Colorado, United States of America ("Amax")

INTRODUCTION
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A.     The Company and Amax are parties to the Share Sale Agreement.

B. Amax is the registered holder of all but one, and beneficial owner of all of the Shares which comprise 100 ordinary shares of $1.00 each and all of which are fully paid up.

C. The Company requires financial accommodation to enable it to pay or satisfy the Purchase Price and Adjustments.

D. The Subscriber has (at the request of Amax) agreed to provide the Company financial accommodation for the purposes mentioned in paragraph C above by subscribing for Preference Shares in accordance with this Agreement.

IT IS AGREED
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1.     DEFINITIONS
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1.1    Unless the context requires otherwise, in this Agreement:

       "Adjustment" means each adjustment (if any) to the Purchase Price required to be made under the Share Sale Agreement which results in an amount being payable by the Company to Amax or where the context requires the amount so payable by the Company or if that amount is in a currency other than New Zealand dollars that amount converted to New Zealand
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                                      -2-


       dollars at the Spot Rate of Exchange on the day which is 2 Business Days before the date for payment by the Company;

       "Adjustment Subscription Date" means each date for payment of an Adjustment;

       "Agreement" means this document, including the introduction, schedules, appendices and any annexures;

       "AHNZ" means Amax Holdings New Zealand Limited, a company duly incorporated in New Zealand and having its registered office at 18th Floor, Price Waterhouse Centre, 66 Wyndham Street, Auckland, New Zealand;

       "Conditions Precedent" means the conditions set out in clause 2.1;

       "Convertible Securities" has the same meaning as is ascribed to the expression convertible securities in Article 2.1 of the Articles of Association of the Company;

       "First Issue Date" means the date the Initial Preference Shares are issued and allotted.

       "First Subscription Date" means, subject to clauses 2.7 and 11.5, the second Business Day after the Conditions Precedent have been satisfied or another date agreed in writing by Amax and the Subscriber;

       "Initial Preference Shares" means the number of Preference Shares which is the nearest whole number to but does not exceed the number calculated by dividing the Initial Subscription Amount by the aggregate of $1.00 and the Premium Amount;

       "Initial Subscription Amount" means the sum of $15 million;

       "Issue Date" means each date on which Preference Shares are issued and allotted pursuant to this Agreement.

       "Negative Adjustment" means the adjustment (if any) to the Purchase Price required to be made under the Share Sale Agreement which results in an amount being payable by Amax to the Company or where the context requires the amount so payable by Amax;

       "New Article" means an Article in the form set out in Schedule 1 duly and effectively incorporated in the Articles of Association of the Company;
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       "NZ Spot Gold Price" means on a date the price per ounce of gold fixed in the afternoon by the London Bullion Market Association (known as the London PM Fix) last preceding that date converted to New Zealand Dollars at the Spot Rate of Exchange on that date;

       "Parties" means the parties to this Agreement;

       "Preference Shares" means redeemable preference shares in the capital of the Company validly and effectively issued upon and subject to the terms set out in the New Article having a par value of $1.00 each and issued at a premium per share equal to the Premium Amount;

       "Premium Amount" means $9,999.00;

       "Relevant Adjustment Preference Shares" means in relation to an Adjustment Subscription Date the number of Preference Shares which is the nearest whole number to but does not exceed the number calculated by dividing the Relevant Adjustment Subscription Amount by the aggregate of $1.00 and the Premium Amount;

       "Relevant Adjustment Subscription Amount" means in relation to an Adjustment Subscription Date the Adjustment payable on that Adjustment Subscription Date;

       "Relevant Subsequent Preference Shares" means in relation to each Subsequent Subscription Date a number of Preference Shares which is the nearest whole number to but does not exceed the number calculated by taking the product of the Relevant Subsequent Subscription Amount multiplied by the NZ Spot Gold Price on the day which is two Business Days before that Subsequent Subscription Date and dividing that product by the aggregate of $1.00 and the Premium Amount;

       "Relevant Subsequent Subscription Amount" means in relation to each Subsequent Subscription Date 1550 ounces of Gold;

       "Shares" means all of the issued voting shares in the capital of the Company;

       "Share Sale Agreement" means the agreement made on or about the date of this Agreement between the Company and Amax for the purchase and sale of all of the issued shares in the capital of AHNZ;

       "Spot Rate of Exchange" means on a date the rate of exchange for the purchase on a spot basis of United States Dollars
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                                      -4-

       with New Zealand Dollars quoted at or about 11 am on that date by ANZ Banking Group (New Zealand) Limited;

       "Subscription Date" means each of the Initial Subscription Date, each Adjustment Subscription Date and each Subsequent Subscription Date;

       "Subsequent Subscription Date" means each date which corresponds with a Delivery Date;

       "Terms of Issue" means in relation to a Preference Share the issue thereof in accordance with the New Article credited as fully paid up to an amount equal to the nominal value thereof (being $1.00) plus the Premium Amount by way of share premium.

1.2 Expressions commencing with a capital letter which are not defined above, shall unless the context otherwise requires, have the meanings ascribed thereto in the Share Sale Agreement.

2.     CONDITIONS PRECEDENT
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2.1    The Obligations of the Parties under this Agreement concerning the subscription for and issue of Preference Shares are subject to the conditions that:

       (a)  the Share Sale Agreement has become unconditional;

       (b) the unconditional consent of the New Zealand Overseas Investment Commission under the Overseas Investment Act 1973 and the 1985 Regulations thereunder is obtained to the subscription by the Subscriber from time to time for Preference Shares in accordance with this Agreement and to any other matter in connection with this Agreement and the Subscriber's business in New Zealand for which such consent is necessary or desirable.

2.2 The Subscriber will use reasonable endeavours to obtain the consent referred to in clause 2.1 by 5 pm on the date 10 Business Days from the date of this Agreement (the "Condition Date") (or such later date as shall be notified by the Subscriber to Amax by 5 pm on the Condition
       Date). If such consent has not been obtained by 5 pm on the Condition Date (or such later date as is notified) or is refused then this Agreement shall be at an end at that time on that date or at 5 pm on the date of the refusal (as the case requires).
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                                      -5-

2.3 If the Share Sale Agreement is at an end by operation of clause 6.2 of the Share Sale Agreement then this Agreement shall at the same time on the same date be at an end.

2.4 If by operation of clauses 2.2 or 2.3 this Agreement is at an end then from the time on the date specified in clauses 2.2 or 2.3 (as the case requires) this Agreement shall cease to have any further force or effect save that the rights of each Party, and the obligations of the other Parties in connection with any prior breach of any provision of this Agreement will continue indefinitely and not be affected or prejudiced by this Agreement being at an end.

2.5 For the purposes of clause 6.2 of the Share Sale Agreement the Company and Amax agree that notice given by the Subscriber under clause 2.2 of this Agreement shall be deemed to have been a notice given by the Company under clause 6.2 of the Share Sale Agreement.

2.6 If the Conditions Precedent have not been satisfied by the date which would but for this clause be the Completion Date then the Company and Amax agree that for all purposes of the Share Sale Agreement the Completion Date will be the same day as the First Subscription Date.

2.7 If but for this clause the First Subscription Date would be a date earlier than the Completion Date then the First Subscription Date will be the same day as the Completion Date.

3.     AGREEMENT TO SUBSCRIBE
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3.1    Subject to the Conditions Precedent having been satisfied and Completion occurring simultaneously with compliance by the Subscriber with its obligations under paragraph (a) below:

       (a) with effect on the First Subscription Date the Subscriber applies for and agrees to accept upon and subject to the Terms of Issue the Initial Preference Shares and agrees to subscribe the Initial Subscription Amount such subscription to be effected in accordance with clause 3.2(a);

       (b) with effect on each Adjustment Subscription Date the Subscriber applies for and agrees to accept upon and subject to the Terms of Issue the Relevant Adjustment Preference Shares and agrees to subscribe the Relevant Adjustment Subscription Amount such subscription to be effected in accordance with clause 3.2(a);
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                                      -6-

       (c) with effect on each Subsequent Subscription Date the Subscriber applies for and agrees to accept upon and subject to the Terms of Issue the Relevant Subsequent Preference Shares and agrees to subscribe the Relevant Subsequent Subscription Amount such subscription to be effected in accordance with clause 3.2(b); and

       (d) the Subscriber in each of the cases mentioned in paragraphs (a) (b) and (c) above, agrees to its name being entered in the register of members of the Company in respect of Preference Shares upon the issue and allotment thereof in accordance with this Agreement.

3.2    Subscription for Preference Shares must be effected as follows:

       (a) on the First Subscription Date and on each Adjustment Subscription Date respectively the Subscriber must pay to Amax on behalf of the Company the Initial Subscription Amount or the Relevant Adjustment Subscription Amount (or if the Adjustment is an amount which has been converted to New Zealand dollars from another currency that amount in that other currency) as applicable (which the Company irrevocably directs the Subscriber to do and acknowledges that such payment will discharge in full the Subscriber's obligations regarding subscription for the Initial Preference Shares or the Relevant Adjustment Preference Shares, as the case requires);

       (b) on each Subsequent Subscription Date the Subscriber must cause to be credited to the Vendor's Metal Account 1550 ounces of Gold on behalf of the Company (which the Company irrevocably directs the Subscriber to do and acknowledges that such crediting will discharge in full the Subscriber's obligations regarding subscription for the Relevant Subsequent Preference Shares).

3.3 Amax acknowledges that subscription by the Subscriber in accordance with clause 3.2 will satisfy the obligations of the Company to Amax under clauses 3.2(a), 3.2(b), 4.4(a), 4.4(b) and 5.7(a) of the Share Sale Agreement in connection with payment of the corresponding amount of money or crediting to the Vendor's Metal Account of the corresponding quantity of Gold, by the Company under the Share Sale Agreement on the date which corresponds with the respective dates on which subscription is so effected by the Subscriber.
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                                      -7-

3.4 Amax and the Company each agree that on each date on which subscription is effected by the Subscriber in accordance with clause 3.2 they will each do or cause to be done all things necessary for the effective issue and allotment, upon and subject to the Terms of Issue, of the Initial Preference Shares, each parcel of Relevant Adjustment Preference Shares or each parcel of Relevant Subsequent Preference Shares (as the case requires) including:

       (a) in the case of Amax and the Company the taking of all steps necessary:

            (i) on or prior to the First Subscription Date to duly and effectively incorporate the New Article in the Articles of Association of the Company; and

            (ii) to duly and effectively increase the share capital of the
                 Company in accordance with the Companies Act and the Articles of Association of the Company to the extent necessary (and only that extent) to accommodate the issue and allotment of Preference Shares in accordance with this Agreement; and

       (b) in the case of the Company to issue share certificates in the name of the Subscriber for a number of Preference Shares respectively equal to the Initial Preference Shares, each parcel of the Relevant Adjustment Preference Shares or each parcel of the Relevant Subsequent Preference Shares (as the case requires) and to enter the name of the Subscriber in the register of members of the Company as the holder of those Preference Shares.

4.     ACTION ON FIRST SUBSCRIPTION DATE
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4.1    On the First Subscription Date and simultaneously with the doing or procuring of all acts, matters and things to be done or procured under the Share Sale Agreement and with compliance by the Company and the Subscriber with their respective obligations under this Agreement to be observed or performed on the First Subscription Date Amax must do or procure in connection with the Company all those things which under clauses 4.2 and 4.3 of the Share Sale Agreement Amax must do in connection with AHNZ, ARNZ or AGMNZ (to the extent applicable to the Company) as if references in those clauses to "AHNZ", "ARNZ" or "AGMNZ" were to the Company and references to the "Purchaser" were to the Subscriber (including the removal and appointment of directors and the
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                                      -8-

       secretary of the Company). The persons who are appointed as directors of the Company under this clause shall, for the purposes of the New Article, be taken to have been appointed by the Preference Shareholders (as defined in the New Article) .


4.2 The Company irrevocably authorises and directs Amax to deliver to the Subscriber at Completion all those things which under the Share Sale Agreement Amax is to deliver to the Purchaser.

4.3 The Parties agree that any act, matter or thing done or procured to be done in connection with Completion under the Share Sale Agreement or under clause 3 in connection with the Initial Preference Shares or under clause 4.1 shall be deemed for the purposes of both this Agreement and the Share Sale Agreement not to have been done until all of the acts, matters and things required to be done or procured thereunder have been duly done or procured or waived by the Party intended to have the benefit thereof.

4.4 If subscription for the Initial Preference Shares does not occur by 5 pm on the fourteenth day after the date of this Agreement and that fact is not due to delay, failure or default of the Company then the Subscriber must pay the Company interest on the sum of $15 million at a rate equal to the Default Rate minus 2 percentage points computed from but not including that fourteenth day to and including the date subscription for the Initial Preference Shares occurs calculated with daily rests and payable at the same time as that subscription occurs. The Company irrevocably directs the Subscriber to pay so much of the interest which is payable under this clause as is equal to the interest payable by the Company to Amax under clause 4.5 of the Share Sale Agreement to Amax on the Company's behalf and acknowledges that such payment will satisfy the Subscriber's obligation under this clause to the extent of such payment. Amax agrees that payment by the Subscriber to it of an amount under this clause will satisfy the Company's obligations under clause 4.5 of the Share Sale Agreement to the extent of that amount.

5.     WARRANTIES
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5.1    The provisions of clause 7 of the Share Sale Agreement (and consequently of Schedules 2 and 3 to the Share Sale Agreement) shall apply to this Agreement as if references therein to "the Vendor" were to Amax and to "the Purchaser" were to the Subscriber, references to "this Agreement" were to this Agreement and references to the Completion Date were
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                                      -9-

       to the First Subscription Date and to "the date Completion occurs" were to the First Issue Date.

5.2 Amax further warrants to the Subscriber in the terms of Schedule 2 to this Agreement, each of which is a separate warranty in no way limited by any other warranty.

 5.3   Each warranty in Schedule 2 applies at:

       (a)  the date of this Agreement;

       (b)  each Issue Date; and

       (c)  each date between them.

6.     MATTERS AFFECTING SHARE SALE AGREEMENT
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6.1    Amax and the Company agree that:

       (a) each approval of, expression of satisfaction with, consent to, waiver of, agreement with or to and nomination or direction as to, any act, matter or thing in connection with the Share Sale Agreement by the Company, notwithstanding anything contained in the Share Sale Agreement, shall be wholly ineffective for all purposes (including for purposes of or connected with the Share Sale Agreement) unless expressly concurred in by the Subscriber by notice in writing to Amax and the Company;

       (b) the Company may not settle or compromise any dispute or question touching or concerning the Share Sale Agreement or any matter or thing arising under or in connection with it without the prior written consent, addressed to Amax and the Company, of the Subscriber;

       (c) the Subscriber may refuse or withhold any concurrence or consent referred to in this clause in its absolute and unfettered discretion.

6.2 Amax agrees that it will procure that the audit statement delivered to the Company in accordance with Clause 5.2 of the Share Sale Agreement is simultaneously delivered to the Subscriber.

6.3 The Company agrees that unless a direction given by the Subscriber is unlawful it will promptly, if and as directed by the Subscriber, give all such approvals, waivers, consents, nominations and directions under or in connection
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                                      -10-

       with the Share Sale Agreement which the Subscriber directs the Company to give.

7.     UNDERTAKINGS
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7.1    Amax unconditionally and irrevocably undertakes to the Subscriber that, from the date of this Agreement until all of the Preference Shares which may be issued under this Agreement have been issued and have been redeemed:

       (a) it will do all things within its power to ensure that none of the Company, AHNZ, ARNZ and AGMNZ ceases to be a related company of Amax (within the meaning of "ceases to be a related company" in the Joint Venture Agreement) except by entering into and giving effect to the Share Sale Agreement and this Agreement and except by the granting of an option over the Shares or a sale of the Shares to which, in each case, the Subscriber has given its prior written consent (which consent the Subscriber may refuse or withhold in its absolute discretion);

       (b)  it will not:

               (i) do or, to the extent that it has power, permit to be done any act, matter or thing which would cause any of the warranties in Schedule 2 of the Share Sale Agreement or
                      Schedule 2 of this Agreement to be untrue, unfulfilled or breached in a material respect;

               (ii) permit the issue of any further shares in the capital of the Company (other than Preference Shares issued to the Subscriber in accordance with this Agreement);

               (iii) requisition a meeting of shareholders of the Company or sign any entry in the minute book of the Company which under section 362 of the Companies Act would operate as a resolution;

               (iv) except at Completion and in accordance with the Share Sale Agreement, remove or appoint any person from or to office as a director or secretary of the Company (other than any director who, having regard to the New Article, may be appointed or removed by the holders of ordinary shares in the Company
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                                      -11-

                      pursuant to the Articles of Association of the Company);

               (v) exercise any vote nor sign any resolution so as to cause or permit the Articles of Association of the Company to be amended in any manner other than as necessary to incorporate the New Article therein and permit the issue to the Subscriber of Preference Shares in accordance with this Agreement;

               (vi)   cause or permit the Company to:

                      (A) sell, transfer, lease or otherwise dispose of or alienate any asset;

                      (B) acquire any asset nor incur any Liability (except in each case under the Share Sale Agreement);

                      (C) grant or permit to come into existence or subsist any Mortgage or other encumbrance over the whole or any part of its assets or undertaking;

               (vii) cause or permit the Company to issue any option to subscribe for shares in the capital of the Company or any other Convertible Securities;

               (viii) cause or permit the Company to be wound up or to enter into any scheme of arrangement or compromise or to reduce its share capital or to make any distribution to its shareholders other than dividends or by way of redemption of Preference Shares;

               (ix) terminate any trust under which any of the Shares are held on its behalf;

               (x)    cause or permit the Company to appoint a Managing
                      Director;

            without, in each case, the prior written consent of the Subscriber (which consent the Subscriber may refuse or withhold in its absolute discretion).

       (c) without limiting or prejudicing clause 7.1(b) but subject to clause 7.4, it will do all things as a
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                                      -12-

            shareholder of the Company required to be done to enable the Company to comply with its statutory obligations.

7.2 Amax will not be in breach of its obligations under clause 7.1(b) nor in breach of any warranty in respect of or resulting from any act, matter or thing done by the Company with the authority of a resolution of its Board of Directors duly passed at a time when that Board is constituted by persons a majority of whom have been appointed by the Subscriber pursuant to the New Article at a meeting at which at least one director appointed by the Subscriber under that Article was present.

7.3 The Subscriber agrees that it will not give notice to the Company under the New Article seeking redemption of any of the Preference Shares, except:

       (a)  as contemplated in clause 8; or

       (b) to the extent that redemption can be funded by the Company solely out of profit,

       until after the last of the Subsequent Subscription Dates.

7.4 The Subscriber agrees, subject to Amax complying with clause 7.1, that for so long as the Subscriber and Amax are shareholders in the Company the Subscriber will be responsible to ensure that the Company complies with its statutory obligations and to provide to the Company any funding it may require for this purpose on commercial terms.

7.5 Should the Subscriber transfer any Preference Shares it will do so only to a transferee which covenants in favor of Amax to comply with clauses
       7.3 and 7.4 as if that transferee were the Subscriber.

8.     NEGATIVE ADJUSTMENT
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       If at any time a Negative Adjustment occurs the Subscriber may give notice in writing to the Company under the New Article requiring the Company to, and if such a notice is given the Company and Amax agree to do or procure the doing of all things within their power respectively which are necessary to enable the Company to, redeem in accordance with the New Article the lesser of the number of Preference Shares specified for redemption in the Subscribers notice under this clause and the number of the Preference Shares then on issue to the Subscriber which is the nearest whole number to but does not exceed the number calculated by
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                                      -13-

       dividing the Negative Adjustment by the aggregate of $1.00 and the Premium Amount.

9.     INDEMNITY
- --     ---------

9.1 Amax indemnifies the Subscriber and agrees to keep the Subscriber forever indemnified against all losses (whether through deficiency in the assets or increase in Liabilities of the Company, AHNZ, ARNZ, or AGMNZ or for any other reason) and liabilities and the cost of all demands, actions and other proceedings against the Subscriber (including legal costs on a Solicitor and own client basis) directly or indirectly arising out of or in respect of or resulting from any breach of warranty given by Amax (determined applying the provisions of clause 5) or any breach or non-performance of the obligations of Amax under this Agreement or the Share Sale Agreement.

9.2 Amax will if requested by the Subscriber (in its absolute discretion) pay to the Company, AHNZ, ARNZ or AGMNZ an amount equal to the deficiency in the assets or increase in the Liabilities of the Company, AHNZ, ARNZ or AGMNZ (as the case requires) for which Amax is liable to AGMNZ under clause 9.1 rather than pay compensation to the Subscriber for its loss occasioned by that deficiency or increase. The Subscriber agrees that compliance by Amax with clause 8.2 of the Share Sale Agreement shall relieve Amax of obligations under this clause to the extent that such obligation relates to the deficiency in assets or increases in Liabilities in respect of which Amax has so complied with clause 8.2 of the Share Sale Agreement.

9.3 The Subscriber agrees that the liability of Amax to the Subscriber under clause 9.1 (as affected by clause 9.6) or otherwise for breach of warranty or of this Agreement shall be reduced by any amount actually paid by Amax to the Company pursuant to clause 8.1 of the Share Sale Agreement or otherwise to compensate the Company for breach of warranty or of the Share Sale Agreement in connection with the same circumstances as those giving rise to Amax having such liability to the Subscriber.

9.4 If any payment made by Amax to the Subscriber (or at its direction under clause 9.2) pursuant to or in consequence of the operation of clause 9.1 ("Indemnity Payment") is derived by the Subscriber or any other person to whom the payment is made in a manner which is assessable income pursuant to the Income Tax Act 1976 of any kind to the Subscriber or that other person then Amax shall pay a further amount equal to
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                                      -14-

       the amount of Income Tax payable in respect of the Indemnity Payment calculated without regard to:

       (a)  any other income; or

       (b)  any entitlement to any deduction or loss; or

       (c) any losses carried forward pursuant to section 188 of the Income Tax Act of 1976; or

       (d) any transfer of any loss pursuant to section 191A of the Income Tax Act 1976 of or available to the Subscriber or that other person PROVIDED THAT any further amount payable shall be reduced:

                 (i) to the extent of the amount of losses available to the Subscriber or that other person at that time to be carried forward pursuant to Section 188 of the Income Tax act of 1976 which, in the reasonable belief of the Subscriber or that other person (as the case may be), would not be utilized within the three income years (as defined in the Income Tax Act 1976) following the date of derivation; or

                 (ii) to the extent that a deduction pursuant to the Income Tax
                      Act 1976 for all or part of the loss, liability or costs which gave rise to the payment being made by Amax has been obtained or can be obtained by the Subscriber or that other person.

9.5    The liability of Amax under this Clause 9 is limited to the extent that:

       (a) it will not be liable in connection with an amount of income Tax of up to $2.75 million in the case of AGMNZ or $1.50 million in the case of MML which is or becomes payable by AGMNZ or MML arising out of the deduction; prior to the Balance Date, by AGMNZ or MML of future tunnel capital expenditure;

       (b) it will not be liable in connection with any action, proceeding, claim or demand by Auag Resources Limited, Welcome Gold Mines Limited, Mineral Resources Limited, ACM Gold Limited, Waihi Gold Mining Company Limited or MML under the Joint Venture Agreement or the Principals Deed relating to the Joint Venture Agreement dated

            17 July 1987 or any provision of the Joint Venture Agreement or that Principals Deed having operation or effect, in any such case in consequence of the making or completion of this Agreement or the Share Sale Agreement (except if Amax is in breach of clause 7.1(a);

       (c) it will not be liable in respect of any claim arising out of a breach of warranty referred to in clause 5.1 where the circumstances likely to give rise to the claim have not been notified to Amax in reasonable detail prior to the expiration of 2 years from the First Issue Date except if the breach of warranty concerns the existence of Mortgage or other encumbrances or concerns title to any asset being a Marketable Security, or concerns title to any interest in any Joint Venture Asset or the Participating Interest (each as defined in the Joint Venture Agreement) of AGMNZ or arises under paragraph (77) of Schedule 2 of the Share Sale Agreement;

       (d) the Subscriber may only claim against Amax for amounts equal to or exceeding $50,000 on each occasion on which a claim is made (regardless of the number or magnitude of the individual matters making up that claim); and

       (e) it will not in any circumstances be liable for consequential loss or damage except where that loss or damage arises directly out of the wilful act or omission or gross negligence of Amax.

9.6 Amax acknowledges and agrees that the amount of the loss suffered by the Subscriber where breach of warranty or of the Share Sale Agreement occurs and there is a deficiency in assets or increase in Liabilities of the Company, AHNZ, ARNZ or AGMNZ which would not have occurred had that breach of warranty or of the Share Sale Agreement not occurred is an amount at least equal to that deficiency or that increase.

9.7 Amax agrees with the Subscriber to observe and comply with the provisions of clause 9 of the Share Sale Agreement and the Subscriber agrees, while it holds Preference Shares, to exercise all powers it may have in that regard to procure that the Company also complies with clause 9 of the Share Sale Agreement.

9.8 If so required by Amax the Subscriber must, to the extent it has power, permit Amax, at its own cost and expense (including as to legal costs and expenses and as to internal management costs and expenses (including costs of employees time) of the Subscriber, the Company, AHNZ, ARNZ or AGMNZ incurred in providing assistance to Amax) and subject to

       (a) Amax providing to the Subscriber a bank guarantee or other security acceptable to the Subscriber (having regard to any bank guarantee or other security provided to the Company under clause 8.6 of the Share Sale Agreement) for the amount of the Subscriber's claim against Amax under clause 9.1; and

       (b)  clause 9.10

       in the name of the Subscriber, the Company, AHNZ, ARNZ or AGMNZ (as the case requires) to take the action which Amax deems fit to negotiate, settle, compromise, defend or otherwise contest any third party claim or suit giving rise to the Subscriber's claim against Amax under clause 9.1 or make any counterclaim which the Subscriber, the Company, AHNZ, ARNZ or AGMNZ may have against the third party and to take over the conduct of any proceedings commenced by the Subscriber, the Company, AHNZ, ARNZ, or AGMNZ in connection with any such claim or suit.

9.9 Upon the Subscriber, or after the First Issue Date, the Company, AHNZ, ARNZ or AGMNZ becoming aware of circumstances likely to give rise to a claim being made under clause 9.1 the Subscriber must promptly give notice Amax of those circumstances and must at the time of giving notice supply to Amax all information and material regarding the circumstances and likely claim as may be available to the Subscriber.

9.10   In exercising the rights conferred by clauses 9.8 Amax must:

       (a) consult with the Subscriber regarding the appointment of legal advisers (including Counsel) and must not appoint any legal adviser to whose appointment the Subscriber has objected on reasonable grounds;

       (b) keep the Subscriber reasonably and promptly informed of all material negotiations, any proposed settlement, compromise or counterclaim and all material steps proposed to be taken to defend or otherwise contest a claim or suit; and

       (c) give reasonable consideration to the wishes of the Subscriber regarding any negotiations, settlement, compromise, defence or other contest or counterclaim (but without being obliged to accede to those wishes);

10.    CONTINUING OBLIGATIONS
- ---    ----------------------

10.1 Amax must upon request by the Subscriber make available to the Subscriber all records, documents and papers necessary to enable the Subscriber to verify the Financial Statements, the statement comprised in the documents delivered under clause 5.2 of the Share Sale Agreement, the warranties in
       Schedule 2 of the Share Sale Agreement and the warranties in Schedule 2 of this Agreement.

10.2 Amax and the Subscriber must provide the other of them all reasonable assistance including access to any relevant documents in its possession, power or control (including the documents referred to in clause 10.2 of the Share Sale Agreement) in connection with:

       (a) in the case of the Subscriber or the Company any dispute between the Company, AHNZ, ARNZ or AGMNZ and any person; or

       (b)  in the case of Amax:

                 (i) investigating and exercising the rights conferred on it by clauses 8.6 or 9.3 of the Share Sale Agreement or clause
                      9.8 of this Agreement; or

                 (ii) complying with any obligation imposed on it by the laws
                      (whether federal or state) of the United States of America or New Zealand (but only as necessary for such compliance).

10.3 Each obligation, indemnity and warranty of a Party (except an obligation fully performed at Completion or on any Subscription Date) continues in force despite Completion and despite subscription for and the issue of Preference Shares under this Agreement.

10.4 No representation or warranty by Amax will be in any way affected by any enquiries or investigations at any time made by or on behalf of the Subscriber.

10.5 Amax undertakes to the Subscriber to comply with its undertaking in clause 10.5 of the Share Sale Agreement.

11.    DEFAULT
- ---    -------

11.1   In Clause 11:

       (a)  "Defaulting Party" has the meaning given to it in Clause 11.2; and

       (b) "Other Party" means, where the Subscriber is the Defaulting Party, Amax and, where Amax or on or prior to the First Issue Date the Company is the Defaulting Party, the Subscriber.

11.2   (1)  Amax, the Company or the Subscriber is a "Defaulting Party" for the
            purposes of Clause 11 if any of the following apply:

                 (a) it fails to carry out any provision of this Agreement and does not remedy that failure within 7 days after notice to it requiring the failure to be remedied;

                 (b) it convenes a meeting of its creditors or proposes or enters into a scheme of arrangement (except for the purpose of reconstruction or amalgamation) or a composition with any of its creditors;

                 (c) an application or order is made to or by a Court or a resolution is passed for its winding-up or notice of intention to propose such a resolution is given;

                 (d) a receiver, or receiver and manager is appointed in respect of it or the whole or any part of its undertakings, property or assets or any steps are taken for the appointment of such a person;

                 (e) a person holding a security interest in its assets enters into possession of or takes control of any of those assets or takes any steps to enter into possession of or take control of any of those assets;

                 (f) is unable to pay its debts within the meaning of Section 218 of the Companies Act or suspends payment of its debts;

                 (g) any step is taken to place it under statutory management or steps are taken for the appointment of a statutory manager under Part III of the Corporations (Investigation and Management) Act 1989;

                 (h) a resolution is passed for the reduction of its capital or notice of intention to propose such a resolution is given, without the prior written consent of the Other Party;


                 (i) a warranty given by it in this Agreement is untrue, unfulfilled or otherwise breached in a material respect;

                 (j) it becomes unlawful for it to perform its obligations under this Agreement; or

                 (k) anything analogous to the matters or events mentioned in any of paragraphs (b), (c), (d), (e), (f), (g), or (h) occurs in relation to it in any other jurisdiction.

       (2) Amax is also a Defaulting Party for the purposes of clause 11 if it or AHNZ, ARNZ or AGMNZ is a Defaulting Party for the purposes of clause 11 of the Share Sale Agreement.

11.3 The Subscriber may at any time prior to Completion having occurred (without prejudice to its other rights and remedies under this Agreement or at law) if Amax or the Company becomes a Defaulting Party, terminate this Agreement by giving notice in writing to Amax and the Company. Termination pursuant to this clause 11.3 does not prejudice any claim which a Party may have against another at the time of termination. Failure to exercise a right of termination under this clause 11.3 and the occurrence of Completion and subscription for and issue of Preference Shares under this Agreement, notwithstanding that the Subscriber has actual knowledge that Amax or the Company is a Defaulting party, shall not prejudice any other rights or remedies of the Subscriber (including its right to damages for breach of this Agreement or breach of warranty or to be indemnified under this Agreement).

11.4 Amax may at any time prior to Completion having occurred (without prejudice to its other rights and remedies under this Agreement or at law) if the Subscriber becomes a Defaulting Party terminate this Agreement by giving notice in writing to the Purchaser. Termination pursuant to this clause 11.4 does not prejudice any claim which a Party may have against another at the time of termination. Failure to exercise a right of termination under this clause 11.4 and the occurrence of Completion and receipt by Amax of the Initial Subscription Amount, any Relevant Adjustment Subscription Amount (or an equivalent amount in another currency) or any Relevant Subsequent Subscription Amount notwithstanding that Amax has actual knowledge that the Subscriber is a Defaulting Party, shall not prejudice any other rights or remedies of Amax (including its right to damages for breach of this Agreement).

11.5 If the Other Party gives notice under Clause 11.2(1)(a) within 7 days prior to the First Subscription Date, then the First Subscription Date is extended to coincide with the expiry of the notice period.

11.6 A Defaulting Party, or where prior to the First Issue Date the Company is a Defaulting Party Amax, must on demand pay to the Other Party all of the costs and disbursements (including legal costs on a solicitor and client basis) incurred by the Other Party in connection with the breach or default (including the giving of a notice under clause 11.2(1)(a) and otherwise in connection with the termination of this Agreement.

12.    INTEREST ON MONEY OR GOLD IN ARREARS
- ---    ------------------------------------

       If a Party fails to pay an amount of money payable under this Agreement or to deliver a quantity of Gold deliverable under this Agreement on the due date, the Party in default must pay to the Party entitled to payment of that amount or receipt of that quantity interest at the Default Rate on that amount or that quantity, calculated and payable daily, computed from the due date until the amount is paid in full. Interest payable by the Company to Amax under the Share Sale Agreement must, if that interest becomes payable by reason of a failure of the Subscriber to comply with clause 3.2, be paid by the Subscriber to Amax on behalf of the Company payment of which will satisfy the Subscriber's obligation to pay interest to the Company under this clause.

13.    GOVERNING LAW
- ---    -------------

13.1   The law of this Agreement is the law of the New Zealand.

13.2 The Parties submit themselves to the non-exclusive jurisdiction of the Courts of New Zealand.

13.3 For the purposes of service of documents of any kind on Amax, Amax hereby appoints Bell Gully Buddle Weir of 171

       Featherston Street, Wellington, New Zealand as Amax's representative in New Zealand and Amax agrees with the Purchaser that service on Bell Gully Buddle Weir (marked for the attention of: Mr. David McLay) of any notices or documents required to be served on Amax shall be valid and effective service on Amax of the notices and documents served.

14.    SEVERABILITY
- ---    ------------

       If a provision of this Agreement is illegal or void then that provision is severed and the other provisions of this Agreement remain in force.

15.    VARIATION
- ---    ---------

15.1 The variation of a provision of this Agreement is not effective unless in writing and executed by the Parties.

15.2 A Party's consent to a departure from a provision of this Agreement by another Party is not effective unless in writing and executed by the consenting Party.

16.    WAIVER
- ---    ------

16.1 A Party's failure or delay to exercise power or right does not operate as a waiver of that power or right.

16.2   The exercise of a power or right does not preclude:-

       (a)  its future exercise; or

       (b)  the exercise of any other power or right.

16.3 A waiver of a power or right is ineffective unless in writing and executed by the waiving Party.

16.4 The waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

17.    FURTHER ASSURANCE
- ---    -----------------

       Each Party must at its own cost from time to time do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.

18.    TIME OF THE ESSENCE
- ---    -------------------

18.1   Time is of the essence of this Agreement.

18.2 The Parties may agree to vary any time requirement and any time requirement so varied will be of the essence of this Agreement.

19.    STAMP DUTY
- ---    ----------

       All stamp duty and other government imposts and fees payable on or in connection with this Agreement, and all other documents and matters referred to in this Agreement, are payable by the Subscriber when due.

20.    NOTICES
- ---    -------

20.1 A notice or other communication in connection with this Agreement by a Party to another must be in writing and:-

       (a)  delivered by hand;

       (b) sent to an address in New Zealand by registered post, postage prepaid;

       (c)  sent to an address outside New Zealand by prepaid airmail; or

       (d)  sent by facsimile,

       to the address or facsimile number for service described below.

20.2   A notice or other communication is sufficiently given if:-

       (a)  delivered by hand, upon delivery;

       (b) mailed to an address in New Zealand, on actual delivery to that address as evidenced by confirmation of the postage authority of such delivery;

       (c) airmailed to an address outside New Zealand, seven days after posting;

       (d) sent by facsimile on the day it is sent if this is a Business Day and it is sent no later than 4.00 p.m. (receiver's time) and otherwise on the next Business Day after being sent, if following transmission the sender receives a transmission confirmation report or if the sender's facsimile machine is not equipped to issue a transmission confirmation report then upon the sender receiving acknowledgement of receipt in legible form from the addressee.

20.3 A Party who receives a notice or other communication by facsimile must immediately acknowledge receipt to the sender.


20.4   Each Party's address or facsimile number for service is:-

       in the case of Amax and the Company:-

       Name:     Amax Gold Inc.

                 (Attention:  President and General Counsel)

       Address:  350 Indiana Street
                 Golden, Colorado 80401-5081

       Facsimile No:  (1303) 273 0708

       in the case of the Subscriber:-

       Name:     ACM (New Zealand) Limited

                 (Attention:  Mr. Steven Dean)

       Address:  C/- Poseidon Gold Limited
                 100 Hutt Street
                 Adelaide, South Australia, 5000

       Facsimile No:  (618) 232 0198

20.5 A party may change its address or facsimile number for service by giving notice of that change to each other Party.

20.6 A certificate signed by or on behalf of a Party giving a notice or other communication by any officer or employee of that Party stating the date on which that notice or other communication was delivered or sent is prima facie evidence of the date on which that notice or other communication was delivered or sent.

21.    CONFIDENTIALITY
- ---    ---------------

21.1   For the purposes of this clause 21 "Confidential Information" means:

       (a) all information concerning the negotiations and dealings between the Parties connected with this Agreement;

       (b)  the existence of this Agreement;

       (c)  the terms and provisions contained in this Agreement;

       (d) so far only as concerns Amax and, until the First Issue Date, the Company, all information now or at any time hereafter known to Amax concerning the business or affairs of the Company, AHNZ, ARNZ, AGMNZ, MML or the Martha Hill Joint Venture which has not entered the public domain (otherwise than by a breach of this clause).

21.2 Each Party undertakes to keep, and to cause all of its subsidiaries and affiliates and its and its subsidiaries and affiliates officers and employees to keep, all Confidential Information strictly confidential, except to the extent that disclosure is permitted under this clause 21.

21.3   Confidential Information may only be disclosed:

       (a) if and to the extent that the Subscriber (in the case of disclosure by Amax at any time or by the Company before the First Issue Date) or Amax (in any other case) has consented to that disclosure in writing (which consent the Subscriber or Amax (as the case requires) may give or withhold in its absolute discretion);

       (b) if and to the extent that a Court of competent jurisdiction or applicable law (including rules and regulation of the United States Securities and Exchange Commission or its equivalent in any other applicable jurisdiction or of a stock exchange on which shares of a Party or of a related corporation of a Party are listed) compels disclosure to be made but only after written notice is given to the Subscriber or Amax (as the case requires) reasonably in advance of disclosure specifying the requirements compelling disclosure and the Confidential Information which it is proposed to disclose;

       (c) in proceedings taken by a Party for the enforcement of this Agreement;

       (d) in the case of the Subscriber only to the participants in the Martha Hill Joint Venture; or

       (e) to a Party's employees, and professional advisers having a need to know for the proper discharge of their duties, provided disclosure is made on a confidential basis.

21.4 A Party seeking to rely on clause 21.3(b) must consult with the Subscriber or Amax (as the case requires) concerning the wording of the proposed disclosure and the manner thereof and must take reasonable account of the Subscriber's or Amax's (as the case may require) requirements.

21.5 The provisions of this clause 21 will remain binding indefinitely notwithstanding that this Agreement may be at an end for any reason.

21.6 Each Party acknowledges that damages is not an adequate remedy if it breaches or attempts to breach this clause 21 but that each other Party shall be entitled to an injunction or other appropriate equitable relief.

22.    INTERPRETATION
- ---    --------------

22.1   The singular includes the plural and the plural includes the singular.

22.2   A reference to a gender includes a reference to each other gender.

22.3 A reference to a person includes a reference to a firm, corporation or other corporate body.

22.4 A reference to a statute, regulation, or provision of a statute or regulation ("statutory provision") includes a reference to:-

       (a) that statutory provision as amended or re-enacted from time to time; and

       (b)  a replacement of a statutory provision.

22.5 A reference to writing includes a reference to printing, typing and each other method of producing words in a permanent visible form.

22.6 Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have corresponding meanings.

22.7 A reference to a deed, agreement (including this Agreement) or other instrument or any provision thereof shall be deemed to include a reference to that deed, agreement, instrument or provision as varied, amended, supplemented, novated, assigned or replaced from time to time.

22.8 Unless otherwise specified references to monetary sums are in New Zealand Dollars.

22.9 A reference to a month is a reference to a calendar month (whether or not beginning on the first day of any month).

22.10 The words "including", "such as" and "particularly" and similar expressions do not imply any limitation.

22.11 Headings are for ease of reference and do not form part of or affect the construction of this Agreement.

22.12 This Agreement binds in addition to the Parties, their respective legal personal representatives and successors.

22.13 If an act must be done on a specified day which is not a Business Day then the act must instead be done on the next Business Day.

22.14 References to time, unless otherwise specified, are to local time in Wellington, New Zealand.

23.    ASSIGNMENT

23.1 Except in accordance with this clause none of the Parties may assign the benefit or burden of this Agreement.

23.2 After the First Issue Date ACMNZ may assign the benefit and burden of this Agreement to any other company incorporated in New Zealand which is a subsidiary of Poseidon Gold Limited and to which ACMNZ has assigned all of the Preference Shares held by it immediately prior to the time the assignment occurs.

23.3   An assignment by ACMNZ under clause 23.2 will only become effective upon

       (a) the assignee covenanting to be bound by and to observe all of the provisions of this Agreement binding on ACMNZ; and

       (b) the parties other than Amax to any Deed of Guarantee or Deed of Indemnity given in connection with this Agreement acknowledging to Amax that they remain bound thereby as if references to ACMNZ in the Deed of Guarantee or Deed of Indemnity were references to ACMNZ and that assignee for the applicable periods.

EXECUTED on the date set out at the commencement of this Agreement.
- --------


EXECUTED for and on behalf of AMAX
GOLD, INC. by RICHARD DRIVER its
attorney under power of attorney
dated 2 June 1993 (who by his
signature warrants that he has no
notice of the revocation of that        /s/ RC Driver
power of attorney) in the presence      --------------------------------------
of:                                     Attorney

      /s/ John McLean
- --------------------------------------
Witness   John McLean
         Solicitor
         Wellington




EXECUTED for and on behalf of ACM
(NEW ZEALAND) LIMITED by P.W.
O'Regan and R.A. Fisher two of its
attorneys under power of attorney       /s/ PW O'Regan
dated _________, 1993 (who by their     --------------------------------------
respective signatures warrant that      Attorney
neither of them has notice of the
revocation of that power of             /s/ RA Fisher
attorney) in the presence of:           --------------------------------------
                                        Attorney
      /s/ A. Miller
- --------------------------------------
Witness   Adrienne Miller

         Solicitor
         Wellington





EXECUTED for and on behalf of WAIHI
FINANCING LIMITED by Richard Clement
Driver its attorney under power of
attorney dated 3 June 1993 (who by
his signature warrants that he has
no notice of the revocation of that     /s/ RC Driver
power of attorney) in the presence      --------------------------------------
of:                                     Attorney

      /s/ John McLean
- --------------------------------------
Witness   John McLean
         Solicitor
         Wellington

